Exhibit 36

                            ESC MEDICAL SYSTEMS LTD.

                                OPTION AGREEMENT

                      Made as of the 30th day of June, 2000

                                     BETWEEN

ESC MEDICAL SYSTEMS LTD., an Israeli company with offices at Yokneam Industrial Park, P.O. Box 240, Yokneam 20692, Israel (the "Company").

                                       AND

ARIE GENGER, an individual whose address is c/o Trans-Resources, Inc., 375 Park Avenue, New York, New York 10152 (the "Optionee").

                               W I T N E S S E T H

WHEREAS, the Company desires to provide the Optionee with incentive compensation by affording him an opportunity to purchase shares of its Ordinary Shares, par value NIS 0.10 per share (the "Shares"), as hereinafter provided.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1. Grant of Option. Further to the approval of the Audit Committee of the Company on April 28, 2000, the Company hereby grants to the Optionee, effective immediately (the "Grant Date") an option (the "Option") to purchase all or any part of an aggregate of 1,000,000 (one million) Shares (subject to adjustment as provided in Paragraph 8) on the terms and conditions hereinafter set forth and subject to the Company's 1999 Share Option Plan (the "1999 SOP") the terms of which are incorporated herein by reference, unless otherwise stipulated herein. Terms used herein and not otherwise defined shall have the meaning assigned to them in the 1999 SOP.

2. Purchase Price. The purchase price of the Shares issuable upon exercise of the Option (the "Option Price") shall be $8.50 (eight U.S. Dollars and fifty cents) per Share, being the Nasdaq closing price of the Shares on April 17, 2000, the date the Company agreed to the grant (subject to the above approval). Payment shall be made by wire transfer or by certified check in the manner prescribed in Paragraph 9 hereof, or any other manner acceptable to the Company.

3. Term of Option. The term of the Option shall be for a period of ten (10) years from the date hereof (the "Termination Date"), subject to earlier termination as provided in paragraph 7.

4. Vesting Period. The Optionee's rights to purchase the Shares shall be exercisable immediately with respect to 250,000 (two hundred and fifty thousand) Shares, and as to


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     the remaining shares shall vest in three equal annual installments, each with respect to 250,000 (two hundred and fifty thousand) Shares occurring on the 17th day of April of 2001, 2002 and 2003, respectively.

5. Acceleration. Notwithstanding Paragraph 4 herein, the Option shall be fully exercisable with respect to all shares immediately prior to a Change in Control in the Company or the termination by the Company of Optionee's employment with the Company for any reason other than for "cause" (as defined in the Employment Agreement of Optionee with the Company).

6. Limitations and Restrictions on Options and Ordinary Shares. The Option shall not be transferable otherwise than by will or the laws of descent and the Option may be exercised, during the lifetime of the Optionee, only by him or by his legal representative. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect) provided, however, that if the Optionee shall die, his estate, personal representative, or beneficiary shall have the right to exercise the Option.

     Notwithstanding the above, the Optionee may assign this Option, in whole or in part, by notice to the Company, to an entity of which the Optionee and/or members of Optionee's immediate family are owners or otherwise beneficiaries.

7.   Termination of Option.

     7.1  The Option shall not be exercisable after the Termination Date.

     7.2 If the Optionee ceases to be employed by or provide services to the Company for any cause or reason, then the Option, to the extent that it shall be exercisable at such time, shall remain exercisable at any time until the Termination Date, and Optionee's right to exercise the Option to such extent will not be limited on account of any circumstances that may be related to the termination of his employment.

8. Adjustment for Recapitalization, Merger, Etc. (a) The number of Shares covered by each Option and the Option Price of each Option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of the Company resulting from a stock split or other subdivision or consolidation of shares or payments of stock dividends or distributions or other increases or decreases in the number of outstanding shares effected without receipt of consideration by the Company or in the event of any other extraordinary transaction. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion.

     (b) If the Company is separated, reorganized, merged or consolidated with or into another corporation before the Option is exercisable in full, the Company shall see that the


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     rights of Optionee shall not be derogated by such separations, reorganizations, mergers or consolidations. However, subject to any applicable law, in the event that in any such transaction the successor corporation does not agree to assume this Option, or issue a replacement under substantially equivalent terms, the vesting period defined in Section 4 above shall be accelerated so that the Option shall be immediately vested and exercisable in full as of the date ten (10) days prior to the effective date of such transaction.

9. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice of exercise ("Notice of Exercise") in the form prescribed by the Company, to the Company at its offices at Yokneam Industrial Park, P.O.B. 240, Yokneam 20692, Israel, attention Chief Financial Officer. Such Notice of Exercise shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option Price for such Shares by wire transfer or by certified check, or in any other form accepted by the Company.

     Within thirty (30) days of receipt of Notice of Exercise, the Company shall issue shares, in the name of the person or persons exercising the Option, and deliver a certificate or certificates to the persons, representing such shares as soon as practicable after notice and payment shall be received.

     Except otherwise provide herein, the Option may not be exercised unless, at the time the Option is exercised and at all times from the Grant Date, the Optionee shall then be and shall have been, an employee of the Company.

     The Optionee shall be solely liable for all taxes and other fees resulting from the grant and/or exercise of options granted under this Agreement and disposition of shares acquired pursuant to the exercise of an Option, provided, however, that the Company may, in its discretion, require that the Optionee pay at the time of exercise, such amount as the Company deems necessary to satisfy its obligation to withhold Israeli or United States Federal, state, or local income or other taxes incurred by reason of the exercise or the transfer of Shares thereupon.

     In the event the Option shall be exercised by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

     The Optionee shall have no rights of a stockholder with respect to Shares to be acquired by the exercise of the Option until a certificate or certificates representing such shares are issued to him and such Optionee becomes the holder of record of such Shares.

     By executing this Agreement the Optionee agrees to the terms of any Trust Agreement to be executed by the Company on behalf of the Optionee under the terms of the 1999 SOP including customary indemnification and remuneration provisions.

10. Restrictions on Issuance and delivery of Shares. The exercise of the Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon


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     any securities exchange or under any national, state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise in the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

11. Restrictions on Transfer of Shares. All certificates representing any Shares purchased pursuant to this Agreement may bear restrictive legends restricting the transfer of the shares as shall be specified in the Notice of Exercise or otherwise required by or necessary in order to comply with any applicable law.

12. Compliance with the Law. The Company shall pay all stamp duty taxes, if any, with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

13. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail; postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Yokneam Industrial Park, P.O.B. 240, Yokneam 20692, Israel, attention Chief Financial Officer. Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee of the address specified herein or such other person or persons at the Optionee's last known address.

14. Interpretation. The interpretation and construction of any terms or conditions of this Agreement or other matters related thereto by the Board of Directors or the Committee shall be final and conclusive.

15. Enforceability. This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries.

16. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Israel, subject to the provisions of the Code with respect to "incentive stock options" (as defined in the 1999 SOP), if applicable, and subject to the provisions of applicable United States securities laws with respect to certain terms used herein and with respect to any disposition of Shares by the Optionee.


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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Optionee has hereunto set his hand all as of the day and year first above written.


ESC MEDICAL SYSTEMS LTD.                                  OPTIONEE:


By:      /s/ Yacha Sutton                                /s/ Arie Genger
         -----------------------------                   -----------------------
         Yacha Sutton                                    Arie Genger
         President and Chief Executive
         Officer


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